Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE RESPONDING TO CONCERNS RAISED BY
CENTERS FOR MEDICARE & MEDICAID SERVICES

TAMPA, FL (February 20, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) is working with the Centers for Medicare & Medicaid Services (“CMS”) to address issues raised by the agency in a letter that imposed sanctions on the Company’s Medicare Advantage plans and Medicare Prescription Drug Plans.  By March 7, 2009, WellCare will suspend marketing of, and enrollments into, its Medicare health plans.

“We take CMS’ concerns very seriously,” said Heath Schiesser, WellCare’s President and Chief Executive Officer.  “We are committed to complying fully with CMS requirements and serving the needs of our members.”

WellCare is making significant efforts to improve operational effectiveness to address the issues identified by both CMS and the Company’s own monitoring.  WellCare will continue to devote substantial resources towards these initiatives, including engaging independent third parties to ensure that all of its operations and marketing activities are compliant with CMS’ requirements.

Current members of WellCare’s Medicare health plans are not affected by CMS’ action.  Further, this action does not affect the Company’s Medicaid and S-CHIP plans.  All plan members continue to have access to covered health care services.

This action arose from oversight and audits conducted by CMS.  The Special Committee of the Board and the Company continue to cooperate fully in the separate investigations previously disclosed.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans.  The Company served more than 2.5 million members nationwide as of September 30, 2008.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, risks relating to the duration of the suspension of marketing to and enrollment of Medicare beneficiaries, the Company’s ability to continue to offer Medicare plans and  the potential that CMS or other regulators could impose significant fines, penalties or operating restrictions on the Company all of which could adversely impact its results of operations.  Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission which contains discussions of the Company’s business and the various factors that may affect it.  The Company undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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